NEWS RELEASE
FOR IMMEDIATE RELEASE

CASCADE BANCORP REPORTS FOURTH QUARTER 2014 NET INCOME OF $5.0 MILLION, OR $0.07 PER SHARE, UP 107% COMPARED TO THE PRIOR QUARTER

Bend, Ore. - January 29, 2015 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), today announced its financial results for the three months and full year ended December 31, 2014.

2014 Financial Highlights

For the Fourth Quarter Ended December 31, 2014:

•
Net income of $5.0 million, or $0.07 per share, up 107.2% compared to the third quarter of 2014 (“linked quarter”); the current quarter included approximately $0.01 per share in gain on the sale of decommissioned branches.

•	Return on average assets (“ROAA”) improved to 0.84% from 0.41% in the linked quarter.

•	Return on equity (“ROE”) improved to 6.41% from 3.12% in the linked quarter.

•	Net interest margin (“NIM”) improved to 3.68% from 3.63% in the linked quarter.

•	Loan growth of 8.3% (annualized) for the period.

•	Credit quality strong; allowance for loan and lease losses (“ALLL”) at 1.51% of loans, including net recoveries for consecutive quarters; and non-performing assets (“NPAs”) at 0.64%.

•	Total deposits stable with 53.3% in checking balances and 0.13% cost of funds.

•	Efficiency ratio[1] at 68.6%, improved from 81.8% in the linked quarter.

For the Year Ended December 31, 2014:

•	Net income of $3.7 million, or $0.06 per share, which includes significant non-recurring costs related to the acquisition of Home Federal Bancorp (“HFB”).

•	Net loans of $1.5 billion, an increase of 50.9% compared to the year prior mainly due to the HFB acquisition.

•	Total deposits of $2.0 billion, up 69.8% compared to the year prior mainly due to the HFB acquisition.

•
Credit quality strong with NPAs at 0.64% of total assets at December 31, 2014 compared to 0.81% at December 31, 2013. Net recoveries for 2014 were $1.2 million, as compared to net charge offs of $7.4 million in 2013.

•	At December 31, 2014 stockholders’ equity at $315.5 million compared to $188.7 million at December 31, 2013.

•	Total common equity ratio to total assets and tangible common equity ratio to total assets[2] of 13.48% and 9.73% at December 31, 2014 and 13.42% and 13.38% at December 31, 2013, respectively.

“We are very pleased with our significant progress in 2014, the catalyst of which was our successful acquisition of Home Federal Bank that closed just seven short months ago. The success of bringing these two strong institutions together is a tribute to the professionalism and commitment of the now combined Cascade banking team,” commented Terry Zink, President and Chief Executive Officer of Cascade. “Since the merger, our team has grown both loans and deposits while expanding our suite of banking services for all customers, including mobile banking. The team’s success is further underscored by our fourth quarter earnings of $5.0 million, which is more than double the prior quarter and quadruple year ago levels.”

Mr. Zink continued, “We are also energized by our momentum in growing both loans and deposits, especially with the tailwind of an improving economy within our footprint in Oregon and Idaho. We are enthusiastic with the prospect of continued success in 2015 as we execute upon our stated goal of delivering financial returns above peer bank levels. In addition, we continue to be proactive in working to expand our scale and footprint to further enhance franchise value.”
Financial Summary

The sequential improvement in the fourth quarter results is attributable to increased net interest income arising from higher average loan balances, as well as linked quarter growth in non-interest income and a reduction in non-interest expense levels. Non-interest income was up 17.0% on a linked quarter basis mainly because of an increase in the Company’s Small Business Administration (“SBA”) lending revenue and a gain on sale of previously decommissioned branches ($0.7 million, pre-tax).

1 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.
2Tangible common equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by Total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.

Non-interest expense in the fourth quarter of 2014 was down 11.1% compared to the linked quarter mainly owing to favorable trends in human resource and marketing related expenses. This improvement was expected given that the linked quarter included $1.3 million in non-recurring costs mainly related to the May 16, 2014 acquisition of HFB.

For the year ended December 31, 2014, net income was $3.7 million, or $0.06 per share, which included significant non-recurring costs related to the HFB acquisition. In comparison, net income for the year ended December 31, 2013 was $50.8 million, or $1.08 per share, which was the result of the Company’s reversal of a full valuation allowance of $50.1 million in the Company’s deferred tax asset (“DTA”) in the second quarter of 2013.

Total loans at December 31, 2014 were $1.5 billion, up 2.1% (or 8.3% annualized) as compared to September 30, 2014. Loan growth for the fourth quarter of 2014 was concentrated in residential and construction portfolios, with commercial and industrial (“C&I”) flat. Total deposits at December 31, 2014 were steady at $2.0 billion with an average cost of funds at 0.13%, similar to the linked quarter. Average deposits during the fourth quarter of 2014 were up $15.8 million, or 3.1% annualized, on a linked quarter basis and checking account balances represented 53.3% of total deposits at December 31, 2014.

Detailed Financial Review

On May 16, 2014, the Company completed its acquisition of HFB resulting in a $2.3 billion banking franchise with top community bank market share in growth markets of Oregon and Idaho. With the acquisition of HFB, as of December 31, 2014, total deposits increased 69.8% from December 31, 2013 to $2.0 billion with cost of deposits of 0.13%. As of December 31, 2014, 53.3% of total deposits were in checking account balances. Gross loans increased 49.8% from December 31, 2013 to $1.5 billion as of December 31, 2014, inclusive of the acquired HFB loans.

The financial statements as of December 31, 2014 are inclusive of purchase accounting adjustments to HFB assets and liabilities as of the acquisition date. The financial results for the fourth quarter and year ended December 31, 2014 include HFB income and expense since the acquisition date.

The year-over-year comparative changes described below arise mainly from the benefits and costs related to the HFB acquisition.

Balance sheet:

Total assets at December 31, 2014 were $2.3 billion, compared with $1.4 billion at December 31, 2013. The increase from year end 2013 mainly reflects the $945.3 million in total assets at fair value acquired in the HFB acquisition.

Cash and cash equivalents at December 31, 2014 were $83.1 million compared to $81.8 million at December 31, 2013. Investment securities classified as available-for-sale and held-to-maturity were $472.5 million at December 31, 2014 as compared to $195.8 million at December 31, 2013. The increase in securities was mainly the result of the acquisition of HFB.

Goodwill recorded in connection with the HFB acquisition totaled $80.1 million. There was no goodwill in prior periods. The net DTA was $66.1 million at December 31, 2014 compared to $50.1 million at December 31, 2013.

Net loans at December 31, 2014 were $1.5 billion, which includes HFB acquired loans. Net loans at the end of 2014 were up 50.9% compared to December 31, 2013. The Company had a loan/deposit ratio of 74.1% as of December 31, 2014. Cascade intends to opportunistically redeploy excess liquidity into organic loans and certain wholesale assets over the coming quarters to improve its loan/deposit ratio and its overall yield on earning asset. The C&I loan portfolio was $368.5 million at December 31, 2014 compared to $254.2 million at December 31, 2013 and includes Cascade’s shared national credit portfolio of floating rate participations that have been acquired with the strategic aim of diversifying credit risk while improving the Company’s interest rate risk profile.

Total deposits were $2.0 billion at December 31, 2014, which includes the addition of $760.6 million of HFB acquired deposits in the second quarter of 2014. The December 31, 2014 deposits represent a 69.8% increase over the balance at December 31, 2013.

Total stockholders’ equity at December 31, 2014 was $315.5 million compared to $188.7 million at December 31, 2013. The increase was predominately due to the effect of the HFB acquisition. Tangible capital3 was $227.7 million at December 31, 2014 and $188.2 million at December 31, 2013. The total common equity ratio to total assets and tangible common equity ratio2 to total

2 Tangible common equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See the last page of this release for a reconciliation to total common equity ratio to total assets.
3 Tangible capital is a non-GAAP measure defined as total stockholders' equity, less the sum of CDI and goodwill. See the last page of this release for a reconciliation to total stockholders’ equity.

assets were 13.48% and 9.73% at December 31, 2014 and 13.42% and 13.38% at December 31, 2013, respectively. At December 31, 2014, the Bank’s estimated regulatory ratios exceeded those required to be designated “well-capitalized” with Tier 1 leverage, Tier 1 risk-based, and Total risk-based capital regulatory ratios of 7.51%, 9.73% and 10.98%, respectively. These ratios are lower than the prior year because of the inclusion of the acquired HFB assets and the effects of purchase accounting on regulatory ratios.

Income Statement:

Net interest income was $19.1 million for the fourth quarter of 2014, up 2.7% (or 10.6% annualized) as compared to $18.6 million for the linked quarter. This increase related to an increase in average loan balances between the quarters from $1.4 billion to $1.5 billion in third and fourth quarters of 2014, respectively. Net interest income in the fourth quarter of 2013 did not include the acquisition of HFB. For the full year of 2014, net interest income was $65.1 million as compared to $48.2 million for the full year of 2013, mainly due to the inclusion of HFB since the acquisition date in May 2014. There was no provision for loan losses during the reporting periods.

Total interest income was $19.8 million for fourth quarter of 2014 as compared to $19.3 million in the linked quarter and $13.5 million in the fourth quarter of 2013. The comparative increase was primarily related to inclusion of earnings on assets acquired in the HFB acquisition for the full fourth quarter of 2014. Total interest income was $67.4 million for the full year of 2014 as compared to $51.0 million for the full year of 2013. The increase over the prior year was mainly due to the inclusion of HFB since the acquisition date in 2014.

Total interest expense for the fourth quarter of 2014 was $0.7 million, comparable to the linked quarter, and $0.4 million for the fourth quarter of 2013. The increase in the fourth quarter of 2014 over the fourth quarter of 2013 was primarily the result of the inclusion of expenses related to deposits acquired from HFB. Total interest expense for the full year 2014 was $2.3 million as compared to $2.8 million for the full year 2013 resulting from ongoing low market interest rates.

The NIM for the fourth quarter of 2014 was 3.68% compared to 3.63% for the linked quarter. The improvement relates primarily to the increase in net interest income arising from higher average loans and lower cash balances. Accretion of acquisition related discounts/premiums was comparable between the periods. NIM for the fourth quarter and full year 2013 were 4.11% and 3.90%, respectively. NIM in these periods was higher than in the fourth quarter and full year 2014 due to increased lower yielding investment securities acquired from HFB.

Non-interest income for the fourth quarter of 2014 was $6.5 million compared to $5.5 million in the linked quarter and $3.9 million for the fourth quarter of 2013. The current quarter improvement relates to the sale of previously decommissioned branches ($0.7 million, pre-tax). In addition, SBA revenues were higher in the current quarter. Non-interest income for the full year 2014 was $20.2 million compared to $14.5 million for the full year 2013. Year-over-year increases relate to the inclusion of revenues arising from the HFB acquisition, as well as improvement in customer swap, card revenue and service charges.

Non-interest expense for the fourth quarter of 2014 was $17.5 million compared to $19.7 million for the linked quarter and $14.8 million for the fourth quarter of 2013. The linked quarter improvement was in part related to the fact that the Company did not have any acquisition-related or one-time expenses in the fourth quarter, whereas such costs totaled $1.3 million (pre-tax) in the linked quarter. Non-interest expense for the full year 2014 was $81.3 million as compared to $61.0 million for the full year 2013. 2014 included expenses of operating the combined institution, as well as significant acquisition-related and other one-time expenses of $14.5 million (pre-tax).

The income tax provision for fourth quarter of 2014 was $3.0 million. This represents a 37.2% tax rate for the period and includes final HFB and other year-end tax adjustments. The income tax provision for the full year 2014 was $0.2 million, which equals a 4.5% effective tax rate. The effective tax rate differs from the statutory rates due primarily to an additional $1.0 million in tax from disallowed merger-related costs and $1.7 million tax reduction from revaluation of net deferred tax assets using maximum statutory rates. Other differences to the effective tax rate were related to normal recurring permanent differences and tax credits. The Company’s 2015 tax rate is expected to approximate its 39.5% statutory rate.

Asset Quality

Credit quality metrics continued to be strong, with successive periods of lower loan delinquencies and non-performing asset ratios. The bank has recorded net loan recoveries in each of the periods since the HFB acquisition closed in the second quarter of 2014, resulting in a 1.51% loan loss reserve to total loans ratio as of December 31, 2014.

At December 31, 2014, delinquent loans were 0.27% of the loan portfolio, inclusive of HFB delinquencies. This compares to 0.34% as of September 30, 2014 and 0.29% for the year ended December 31, 2013. Net loan recoveries totaled $0.7 million for the fourth quarter of 2014 compared to net charge-offs of $0.8 million for the fourth quarter of 2013. Year to date recoveries were $1.2 million for 2014 compared to net charge-offs of $7.4 million for 2013.

Non-performing assets as a percentage of total assets was 0.64% at December 31, 2014, as compared to 0.74% at the end of the linked quarter and 0.81% a year ago.

The Company made no provision for loan losses as management believes the reserve for loan losses of $22.1 million at December 31, 2014 is adequate.

Acquired loans are recorded at fair value with no allowance for loan losses brought forward in accordance with purchase accounting principles. The net fair value adjustment to acquired loans from the HFB acquisition was $6.0 million, consisting of an interest rate and a credit mark which will be accreted over the life of the loans (approximately 10 years).

Conference Call

As previously announced, a conference call and webcast discussing the fourth quarter and year-end 2014 results will be held today, January 29, 2015 at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time). Shareholders, analysts and other interested parties are invited to join the webcast by registering at https://www.webcaster4.com/Webcast/Page/668/7048 or the live conference call by dialing (888) 428-7458 prior to 7:00 a.m. Pacific Time.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon, and its wholly owned subsidiary, Bank of the Cascades, operate in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 40 branches in Central, Southern and Northwest Oregon, as well as in the greater Boise/Treasure Valley, Idaho area. The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value-driven customers. For further information, please visit our website at www.botc.com.

CONTACT:
Terry E. Zink, President and Chief Executive Officer, Cascade Bancorp (541) 617-3527
Gregory D. Newton, EVP and Chief Financial Officer, Cascade Bancorp (541) 617-3526

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically efficiency ratio, tangible common equity ratio to total assets and tangible capital, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements about Cascade Bancorp’s plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations, and intentions and are not statements of historical fact. When used in this report, the word “expects,” “believes,” “anticipates,” “could,” “may,” “will,”

“should,” “plan,” “predicts,” “projections,” “continue” and other similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and Cascade Bancorp’s success in managing such risks and uncertainties and could cause actual results to differ materially from those projected and/or adversely affect our results of operations and financial condition.  Such factors could include: local and national economic conditions; housing/real estate market prices, employment and wages rates, as well as historically low interest rates and/or the rate of change in such rates.   Such factors, depending on severity, could adversely affect credit quality, collateral values, including real estate collateral and OREO (other real estate owned) properties, investment values, liquidity, the pace of loan growth and /or originations, the adequacy of reserves for loan losses including the trend and amount of loan charge offs and delinquency rates. These factors may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and Central, Southern and Northwest Oregon, as well as the greater Boise/Treasure Valley, Idaho area, specifically; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in Cascade Bancorp’s reports filed with or furnished to the Securities and Exchange Commission (the “SEC”); the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and existing regulatory requirements, changes in regulatory requirements and legislation (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and our financial condition. Such forward-looking statements also include, but are not limited to, statements about the expected cost savings, synergies, and other financial benefits from Cascade Bancorp’s acquisition of Home Federal Bancorp, which might not be realized in the amounts expected or within the expected time frames; costs or difficulties relating to the integration of Home Federal Bancorp, which might be greater than expected; and our ability to execute our business plan. Additional risks and uncertainties are identified and discussed in Cascade Bancorp’s reports filed with or furnished to the SEC and available at the SEC’s website at www.sec.gov. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ materially from our expectations. These forward-looking statements speak only as of the date of this release. Cascade Bancorp undertakes no obligation to update or publish revised forward-looking statements to reflect the impact of events or circumstances that may arise after the date hereof. Readers should carefully review all disclosures filed or furnished by Cascade Bancorp from time to time with the SEC.

Information contained herein, other than information at December 31, 2013, and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of Cascade Bancorp and subsidiary as of and for the fiscal year ended December 31, 2013, as contained in the Company’s Annual Report on Form 10-K for such fiscal year.

# # #

CASCADE BANCORP
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)
	December 31, 2014	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$39,115	$46,363	$33,300
Interest bearing deposits	43,701	90,647	48,527
Federal funds sold	273	272	22
Total cash and cash equivalents	83,089	137,282	81,849
Investment securities available-for-sale	319,882	289,746	194,481
Investment securities held-to-maturity	152,579	155,454	1,320
Federal Home Loan Bank (FHLB) stock	25,646	25,916	9,913
Loans held for sale	6,690	1,839	10,359
Loans, net	1,468,784	1,443,452	973,618
Premises and equipment, net	43,649	44,399	32,953
Bank-owned life insurance	53,449	53,175	36,567
Other real estate owned, net	3,309	4,032	3,144
Deferred tax asset, net	66,126	69,266	50,068
Core deposit intangible	7,683	7,888	529
Goodwill	80,082	80,189	—
Other assets	30,169	27,741	11,418
Total assets	$2,341,137	$2,340,379	$1,406,219
LIABILITIES & STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand	$619,377	$643,997	$431,079
Interest bearing demand	995,497	967,509	544,668
Savings	129,610	130,763	50,258
Time	237,138	244,165	141,315
Total deposits	1,981,622	1,986,434	1,167,320
FHLB borrowings	—	—	27,000
Other liabilities	44,032	45,559	23,184
Total liabilities	2,025,654	2,031,993	1,217,504

Stockholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—
Common stock, no par value; 100,000,000 shares authorized	450,999	450,662	330,839
Accumulated deficit	(138,351)	(143,391)	(142,088)
Accumulated other comprehensive income (loss)	2,835	1,115	(36)
Total stockholders' equity	315,483	308,386	188,715
Total liabilities and stockholders' equity	$2,341,137	$2,340,379	$1,406,219

CASCADE BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands) (Unaudited)
	Three Months Ended		Three Months Ended		Year Ended
	December 31,		September 30,		December 31,
	2014	2013	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$16,688	$12,053	$16,571	$11,080	$58,155	$45,304
Interest on investments	2,979	1,377	2,655	1,356	8,982	5,436
Other investment income	78	72	87	71	237	245
Total interest income	19,745	13,502	19,313	12,507	67,374	50,985

Interest expense:
Deposits:
Interest bearing demand	306	191	284	193	982	732
Savings	10	5	10	6	31	22
Time	341	216	427	235	1,270	1,045
Other borrowings	—	21	—	16	6	970
Total interest expense	657	433	721	450	2,289	2,769

Net interest income	19,088	13,069	18,592	12,057	65,085	48,216
Loan loss provision	—	—	—	—	—	1,000
Net interest income after loan loss provision	19,088	13,069	18,592	12,057	65,085	47,216

Non-interest income:
Service charges on deposit accounts	1,297	786	1,457	766	4,621	3,031
Card issuer and merchant services fees, net	1,733	837	1,884	847	6,213	3,310
Earnings on BOLI	274	203	280	224	986	862
Mortgage banking income, net	506	757	734	1,284	2,296	4,261
Swap fee income	428	430	476	—	1,847	430
Other income	2,234	931	702	516	4,208	2,559
Total non-interest income	6,472	3,944	5,533	3,637	20,171	14,453

Non-interest expense:
Salaries and employee benefits	9,833	8,412	10,199	7,633	41,421	32,651
Occupancy	1,587	1,101	1,553	1,101	9,131	4,931
Information Technology	712	563	1,032	692	4,346	2,488
Equipment	500	392	497	457	1,963	1,583
Communications	623	388	695	347	2,263	1,496
FDIC insurance	460	237	371	454	1,517	1,542
OREO	(28)	207	314	47	988	529
Professional services	1,204	1,714	1,461	1,025	8,121	4,249
Prepayment penalties on FHLB advances	—	—	—	—	—	3,827
Other expenses	2,647	1,752	3,606	1,827	11,591	7,674
Total non-interest expense	17,538	14,766	19,728	13,583	81,341	60,970

Income before income taxes	8,022	2,247	4,397	2,111	3,915	699
Income tax (provision) benefit	(2,982)	(1,013)	(1,965)	(619)	(178)	50,146
Net income	$5,040	$1,234	$2,432	$1,492	$3,737	$50,845

CASCADE BANCORP
ADDITIONAL FINANCIAL INFORMATION
(In thousands, except per share data) (Unaudited)
	LINKED QUARTER		YEAR OVER YEAR
	December 31, 2014	September 30, 2014	December 31, 2014	December 31, 2013
Share Data
Basic net income per common share	$0.07	$0.03	$0.06	$1.08
Diluted net income per common share	$0.07	$0.03	$0.06	$1.07
Book value per basic common share	$4.35	$4.25	$4.35	$3.97
Basic average shares outstanding	71,676	71,653	62,265	47,187
Fully diluted average shares outstanding	71,832	71,732	62,340	47,484
Key Ratios
Return on average total shareholders' equity	6.41%	3.12%	1.41%	28.89%
Return on average total assets	0.84%	0.41%	0.19%	3.78%
Total common equity ratio	13.48%	13.18%	13.48%	13.42%
Total tangible common equity ratio[2]	9.73%	9.41%	9.73%	13.38%
Net interest spread	3.62%	3.56%	3.69%	3.75%
Net interest margin	3.68%	3.63%	3.76%	3.90%
Total revenue (net int. inc. + non int. inc.)	$25,560	$24,125	$85,256	$62,670
Efficiency ratio[1]	68.62%	81.77%	95.41%	97.29%
Credit Quality Ratios
Reserve for credit losses	$22,493	$21,791	$22,493	$21,297
Reserve for credit losses to ending gross loans	1.51%	1.49%	1.51%	2.14%
Non-performing assets (“NPAs”)	$15,047	$17,309	$15,047	$11,453
NPAs to total assets	0.64%	0.74%	0.64%	0.81%
Delinquent >30 days to total loans (excl. NPAs)	0.27%	0.34%	0.27%	0.29%
Net (Recoveries) Charge-offs	$(702)	$(880)	$(1,196)	$7,404
Net loan (recoveries) charge-offs to average total loans	(0.05)%	(0.06)%	(0.09)%	0.81%

Bank Capital Ratios	Estimated		Estimated
Tier 1 capital leverage ratio	7.51%	7.25%	7.51%	10.49%
Tier 1 risk-based capital ratio	9.73%	9.49%	9.73%	13.01%
Total risk-based capital ratio	10.98%	10.74%	10.98%	14.27%
Bancorp Capital Ratios
Tier 1 capital leverage ratio	7.66%	7.45%	7.66%	10.49%
Tier 1 risk-based capital ratio	9.91%	9.73%	9.91%	12.99%
Total risk-based capital ratio	11.16%	10.98%	11.16%	14.25%

1 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense by the sum of net interest income and non-interest income. Other companies may define and calculate this data differently.
2 Tangible common equity ratio to total assets is a non-GAAP measure defined as total stockholders’ equity, less the sum of core deposit intangible (“CDI”) and goodwill, divided by total assets. See below for a reconciliation to total common equity ratio to total assets.

Reconciliation of Non-GAAP Measures (unaudited):
Reconciliation of period end stockholders’ equity to period end tangible stockholders’ equity:	December 31, 2014	September 30, 2014	December 31, 2013
Total stockholders’ equity	$315,483	$308,386	$188,715
Core deposit intangible	7,683	7,888	529
Goodwill	80,082	80,189	—
Tangible stockholders’ equity	$227,718	$220,309	$188,186
Reconciliation of period end stockholders’ common equity ratio to period end tangible stockholders’ common equity ratio:
Total stockholders’ equity	$315,483	$308,386	$188,715
Total assets	$2,341,137	$2,340,379	$1,406,219
Common stockholders’ equity ratio	13.48%	13.18%	13.42%
Tangible stockholders’ equity	$227,718	$220,309	$188,186
Total assets	$2,341,137	$2,340,379	$1,406,219
Tangible common stockholders’ equity ratio	9.73%	9.41%	13.38%